Exhibit 2
[Translation]
June 21, 2010
To Whom It May Concern:

Issuer of Real Estate Investment Trust Securities
CRESCENDO Investment Corporation
5-1, Atago 2-chome, Minato-ku, Tokyo
Representative: Masaaki Higashihara,
Executive Director
Securities Code: 8966
Asset Management Company
Canal Investment Trust Co., Ltd.
Representative: Takaya Ichikawa,
Representative Director
Contact: Shinya Ito,
Director & General Manager of Administration Department
TEL: +81-3-5402-8731
Notice Concerning Acquisition of Shares (Making Subsidiary) by the Asset Management Company
Canal Investment Trust Co., Ltd. (“Canal Investment”), the asset management company to which CRESCENDO Investment Corporation (“CIC”) entrusts the management of its assets, hereby announces as follows that Canal Investment has decided at its board of directors’ meeting held today to enter into share purchase agreements with Apamanshop Sublease Co., Ltd. (“ASSL”), Lehman Brothers Investments Japan Inc. (“Lehman Brothers”) and K.K. daVinci Holdings (“daVinci”) for the purpose of acquiring from ASSL, Lehman Brothers and daVinci all of the shares of Japan Single-residence Asset Management Corp. (“JSAM”) (the “Share Purchases”), to which Japan Single-residence REIT Inc. (“JSR”) entrusts the management of its assets, making JSAM a subsidiary of Canal Investment..
1. Reason for Acquisition of Shares
As announced in the “Notice Regarding Execution of Merger Agreement between CRESCENDO Investment Corporation and Japan Single-residence REIT Inc.” released by CIC and JSR today, CIC and JSR entered into a merger agreement (the “Merger Agreement”) today. Subject to the Merger Agreement, CIC and JSR expect to conduct an absorption-type merger resulting in CIC becoming the surviving corporation (the “REIT Merger”) effective as of October 1, 2010.

Rule 802 Legend
     This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
     You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Although the asset management agreement between JSAM and JSR is expected to be terminated on the condition that the REIT Merger becomes effective, Canal Investment has determined that the REIT Merger may be more smoothly implemented if JSAM becomes its subsidiary before the REIT Merger. Accordingly, Canal Investment has entered into agreements with ASSL, Lehman Brothers and daVinci in relation to the purchase of JSAM shares. Canal Investment will acquire from ASSL, Lehman Brothers and daVinci all the shares of JSAM, and make JSAM its subsidiary on September 2, 2010 pursuant to the agreements on the Share Purchases on the condition, among others, that the Merger Agreement is approved at JSR’s general meeting of unitholders.
Canal Investment plans to submit a proposal to its general meeting of shareholders scheduled to be held on June 28, 2010 to change its trade name to “HEIWA REAL ESTATE Asset Management CO., Ltd.” Please refer to the notice by CIC titled, “Notice Concerning Change in Trade Name of Asset Management Company” released on May 28, 2010, for details of the change to the trade name.
2. Consideration of Conflicts of Interest
The scheduled completion date of the Share Purchases is September 2, 2010 (“Completion Date”), and we believe there is no particular capital relationship or conflict of interest between Canal Investment and JSAM before the Completion Date. After the completion of the Share Purchases, Canal Investment and JSAM, being in parent company — subsidiary relationship, will manage the assets of different investment corporations until the REIT Merger becomes effective. Therefore, Canal Investment and JSAM are considering establishing measures to prevent any conflicts of interest, such as interception of information between Canal Investment and JSAM, after the completion of the Share Purchases.
3. Profile of the acquired subsidiary (Japan Single-residence Asset Management Corp.)

(1)	Name	Japan Single-residence Asset Management Corp.

(2)	Address	9th Floor, Kamiyacho Sankei Building 7-2, Azabudai 1-chome, Minato-ku, Tokyo

(3)	Title and Name of Representative	Akihiko Soga, President and CEO

(i) Investment trust entrustment business;

(ii) Investment corporation asset management business;

(iii) Real estate investment advisory business and business relating to discretionary investment management agreements;

(iv) Business as a promoter of foundation of investment corporations;

(4)	Description of Business	(v) Entrustment with general administration based on the Act Concerning Investment Trusts and Investment Corporations;

(vi) Building lots and buildings transactions business;

(vii) Real property management business;

(viii) Business under the Real Estate Specified Joint Enterprise Act; and

(ix) Any and all other businesses incidental to any of the foregoing items.

(5)	Paid-in Capital	160 million yen

(6)	Date of Incorporation	January 29, 2004

(7)	End of Fiscal Period	March

(8)	Number of Employees	12 employees

(9)	Total Number of Shares Issued and Outstanding	6,000 shares

(10)	Shareholders and Shareholding Ratio	Apamanshop Sublease Co., Ltd. 3,000 shares (50%) Lehman Brothers Investments Japan Inc. 1,800 shares (30%) K.K. daVinci Holdings 1,200 shares (20%)
4. Profile of Counterparties to Acquisitions of Shares

(1) Apamanshop Sublease Co., Ltd.

(1)	Name	Apamanshop Sublease Co., Ltd.

(2)	Address	Central Building, 1-5 Kyobashi 1-chome, Chuo-ku, Tokyo

(3)	Title and Name of Representative	Hideki Adachi, Representative Director

(4)	Date of Incorporation	July 11, 1975

(5)	Description of Main Business	Lease and brokerage of real estate, agency business, management and operational business, non-life insurance agency business

(6)	Relationship with CIC	N/A
(2) Lehman Brothers Investments Japan Inc.

(1)	Name	Lehman Brothers Investments Japan Inc.

(2)	Address	Suite 400, 2711 Centerville Road, Wilmington, County of New Castle, Delaware, U.S.A

(3)	Title and Name of Representative	David Maund, Vice President

(4)	Date of Incorporation	February 15, 2002

(5)	Description of Main Business	Investment in and securitization of securitized mortgage-backed receivables, investment in, financing and securitization of real estate, restructuring of real estate companies

(6)	Relationship with CIC	N/A
(3) K.K. daVinci Holdings

(1)	Name	K.K. daVinci Holdings

(2)	Address	2-1 Ginza 6-chome, Chuo-ku, Tokyo

(3)	Title and Name of Representative	Osamu Kaneko, President & Representative Director

(4)	Date of Incorporation	August 14, 1998

(5)	Description of Main Business	Real estate investment advisory business, investment business

(6)	Relationship with CIC	N/A
5.	Number of Shares to be Acquired, Shareholders Before and After Acquisition, and Number of Shares Held

(1)	Shareholders Before Acquisition and Number of Shares Held	Apamanshop Sublease Co., Ltd. 3,000 shares (50%) Lehman Brothers Investments Japan Inc. 1,800 shares (30%) K.K. daVinci Holdings 1,200 shares (20%)

(2)	Number of Shares to be Acquired	Apamanshop Sublease Co., Ltd. 3,000 shares Lehman Brothers Investments Japan Inc. 1,800 shares K.K. daVinci Holdings 1,200 shares

(3)	Shareholders After Acquisition and Number of Shares to be Held	Canal Investment Trust Co., Ltd. (Note 1) 6,000 shares (100%)

(Note 1)	Canal Investment plans to submit a proposal to its general meeting of shareholders scheduled to be held on June 28, 2010 to change its trade name to “HEIWA REAL ESTATE Asset Management CO., Ltd.” Please refer to the notice by CIC titled, “Notice Concerning Change in Trade Name of Asset Management Company” released on May 28, 2010, for details of the change to the trade name.

6. Schedule

Execution of Share Purchase Agreements:	June 21, 2010
Share Acquisition Date:	September 2, 2010 (scheduled)
Pursuant to the Financial Instruments and Exchange Act, the Building Lots and Buildings Transaction Business Act, and other applicable laws, ordinances and regulations, the required filings and other procedures in relation to this matter will be performed.
End

*	The original Japanese version of this material is released to the Kabuto Club, the ministry of Land, Infrastructure and Transport Press Club, and the Ministry of Land, Infrastructure and Transport Press Club for Construction Publication.

*	URL : CRESCENDO Investment Corporation	http://www.c-inv.co.jp/
	Japan Single-residence REIT Inc.	http://www.jsreit.co.jp/eng/
[Provisional Translation Only]
     The English translation of the original Japanese document is provided solely for information purposes. Should there be any discrepancies between this translation and the Japanese original, the latter shall prevail.

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